Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153207 on Form S-3 and Registration Statement No. 333-150067 on Form S-8 of our reports dated March 14, 2011, relating to the consolidated financial statements and financial statement schedule of Great Lakes Dredge & Dock Corporation and subsidiaries, and the effectiveness of Great Lakes Dredge & Dock Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 14, 2011